Exhibit 99

TITAN INTERNATIONAL EXPANDS ITS BOARD OF DIRECTORS WITH THE APPOINTMENT OF NEW DIRECTOR

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 24, 2014

Titan International, Inc. Board of Directors is honored to announce that Dr. Mark Rachesky has agreed to join Titan’s Board of Directors effective June 1, 2014.

Mark H. Rachesky is the Founder and President of MHR Fund Management LLC, a New York based investment firm that takes a private equity approach to investing. MHR manages approximately $6 billion of capital and has holdings in public and private companies in a variety of industries. In addition to serving on the Boards of Directors of various public and private companies, Dr. Rachesky is Chairman of the Board of Directors of Loral Space & Communications Inc., Telesat Canada and Lions Gate Entertainment Corp. Dr. Rachesky holds an MBA from the Stanford University School of Business, an MD from the Stanford University School of Medicine and a BA in Molecular Aspects of Cancer from the University of Pennsylvania.

CEO and Chairman, Maurice Taylor adds, “All of Titan’s directors had the opportunity to meet Dr. Rachesky and agreed he would make an excellent board member and bring a new voice to Titan’s shareholders. We look forward to his participation on the board.”

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773